UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 24, 2008

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 24, 2008, Ener1, Inc. ("Ener1") acquired, through the purchase of two intermediate holding companies, approximately 83% of the capital stock of Enertech International, Inc. ("Enertech"). Ener1 acquired its equity stake in Enertech for 5 million shares of Ener1, Inc. common stock, 2.56 million warrants and $600,000 in cash. The warrants have a two-year maturity and are exercisable into shares of Ener1 stock at a strike price of $7.50.

Enertech owns a 200,000 square foot manufacturing plant and lithium-ion battery manufacturing equipment located in Chungcheongbuk-do, South Korea. Enertech, through its U.S.-based subsidiary, Emerging Power, Inc., leases 11,000 square feet of office, battery pack assembly and warehousing space in Hackensack, New Jersey.

Item 3.02 Unregistered Sales of Equity Securities.

The response to Item 2.01 above is incorporated herein by reference. The issuances of shares of common stock of Ener1 and warrants to purchase shares of its common stock were exempt from registration under Section 4(2) of the Securities Act of 1933 as issuances not involving a public offering. Ener1 has agreed to file a registration statement covering the shares as well as the shares issuable upon exercise of the warrants within 75 days of the closing and to use commercially reasonable efforts to cause the Registration Statement to become effective within 45 days of filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit 4.1 Warrant to purchase 2,560,000 shares of common stock of Ener1, Inc. dated October 24, 2008 issued to Alpha Class Investments Ltd.

Exhibit 10.1 Purchase Agreement to acquire an 83% ownership interest in Enertech International entered into on October 16, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

October 30, 2008	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.1	Warrant to purchase 2,560,000 shares of common stock of Ener1, Inc. dated October 24, 2008 issued to Alpha Class Investments Ltd.
10.1	Purchase Agreement to acquire an 83% ownership interest in Enertech International entered into on October 16, 2008